Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Mid Penn Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $1.00 per share	Other	4,594,924(1)	—	$126,198,610.20(2)	0.00015310	$19,321.00(3)

Fees Previously Paid

	Total Offering Amount							$

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$19,321.00

(1)

The amount in the “Amount Registered” column represents the estimated maximum number of shares of common stock, par value $1.00 per share, of Mid Penn Bancorp, Inc. (“Mid Penn” and such shares, the “Mid Penn common stock”) to be issued upon the completion of the transactions contemplated by the Agreement and Plan of Merger, dated as of October 31, 2024, by and among Mid Penn and William Penn Bancorporation (“William Penn”) (as may be amended, the “merger agreement” and such transactions contemplated thereby, the “merger”) and is based upon the product of (A) the maximum number of shares of common stock, par value $1.00 per share, of William Penn (“William Penn common stock”) outstanding as of January 14, 2025 or issuable or that may be assumed or exchanged (including in respect of equity based awards) in connection with the merger, collectively equal to 10,786,206 multiplied by (B) the exchange ratio of 0.426 shares of Mid Penn common stock for each share of William Penn common stock.

(2)

The amount in the “Maximum Aggregate Offering Price” column is estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and computed pursuant to Rules 457(c) and 457(f) promulgated thereunder. The proposed maximum aggregate offering price of the Mid Penn’s common stock was calculated by multiplying (A) $11.70, the average of the high and low prices per share of William Penn common stock on the NASDAQ Capital Market on January 14, 2025 by (B) 10,786,206, the estimated maximum number of shares of William Penn common stock that may be converted into the securities being registered.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $153.10 per $1,000,000 of the proposed maximum aggregate offering price.